     ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON
                               DECEMBER 17, 2002

                                                   REGISTRATION NO. 333-101061

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MILLENNIUM CELL INC.

           DELAWARE                                    8743                          22-3726792
(State or Other Jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer
 Incorporation or Organization)             Classification Code Number)         Identification Number)

                              1 INDUSTRIAL WAY WEST
                           EATONTOWN, NEW JERSEY 07724
                                 (732) 542-4000
          (Address, including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)

                             NORMAN R. HARPSTER, JR.
                                    SECRETARY
                              MILLENNIUM CELL INC.
                              1 INDUSTRIAL WAY WEST
                           EATONTOWN, NEW JERSEY 07724
                                 (732) 542-4000
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                   COPIES TO:
                             ALYCE C. HALCHAK, ESQ.
              GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE, P.C.
                               1 RIVERFRONT PLAZA
                            NEWARK, NEW JERSEY 07102
                                 (973) 596-4500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities from an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                       CALCULATION OF REGISTRATION FEE

Title of Each Class      Amount           Proposed Maximum  Proposed Maximum       Amount of
of Securities to be      to be            Offering Price    Aggregate Offering     Registration
Registered               Registered       Per Share(1)      Price                  Fee
------------------------------------------------------------------------------------------------
Common Stock,
par value $0.001
per share (2)            598,790            $1.89            $1,122,813            $102(5)

Common Stock,
par value $0.001
per share (3)          2,973,847            $1.89            $5,620,571            $517(5)

Common Stock,
par value $0.001
per share (4)            389,876            $1.89            $  736,866            $ 68(5)
=================================================================================================

(1) Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on November 4, 2002, solely for the purpose of calculating the amount of the registration fee. In accordance with Rule 457(p), payment of the registration fee due with respect to this Registration Statement shall be made by offsetting the amount due hereunder against the $1,628 registration fee we paid in connection with the filing of our Registration Statement on Form S-3 (Commission File No. 333-99753), filed on September 18, 2002, which registration statement was withdrawn prior to effectiveness on October 1, 2002. Under Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends or similar transactions.

(2) Shares issued pursuant to the private placement in October 2002.

(3) Shares issuable upon conversion of $3.5 million principal amount of convertible debentures.

(4) Shares issuable upon exercise of warrants to purchase such number of shares.

(5) On September 18, 2002, $1,628 was paid and is used to offset this amount.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                SUBJECT TO COMPLETION - DATED DECEMBER 17, 2002

                                [MILLENNIUM LOGO]

                        3,952,513 SHARES OF COMMON STOCK

      The selling stockholders listed under the section entitled "Selling Stockholders," or their pledgees or assignees, are offering for sale up to 3,952,513 shares of our common stock for resale to the public. The selling stockholders will be selling shares of common stock (a) that they acquired in October 2002, (b) that they can acquire upon the conversion of convertible unsecured debentures and (c) that they can acquire by exercising warrants issued and to be issued by the Company.

      We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We are paying the expenses of this offering.

      Our common stock is traded on the Nasdaq National Market where it trades under the Symbol: MCEL. On December 10, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.83 per share.

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ----------------------------------------

      The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    ----------------------------------------

                The date of this Prospectus is December 17, 2002

      You should rely only on the information incorporated by reference or contained in this prospectus or a prospectus supplement or amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or a prospectus supplement or amendment. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Forward-Looking Statements.............................                 i
Prospectus Summary.....................................                 1
Risk Factors...........................................                 2
Use of Proceeds........................................                 9
Selling Stockholder....................................                 9
Plan of Distribution...................................                10
Legal Matters..........................................                11
Experts................................................                11
Where You Can Find Additional Information..............                11

                           FORWARD-LOOKING STATEMENTS

      Some of the statements under "Risk Factors" elsewhere in this prospectus and elsewhere in filings by the company with the Securities and Exchange Commission contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Statements that are not statements of historical fact may be deemed to be forward-looking information. When we use words such as "plan," "believe," "expect," "anticipate," "intend" or similar expressions, we are making forward-looking statements. You should not rely on forward-looking statements because they are subject to a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from those indicated. Please note that we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of, and the availability of components and raw materials required by, a hydrogen fuel storage and delivery system, (ii) competition from current, improving and alternate power technologies, (iii) our ability to raise capital at the times, in the amounts and at costs and terms that are acceptable to fund our business plan, (iv) our ability to protect our intellectual property, (v) our ability to achieve budgeted revenue and expense amounts, (vi) our ability to generate revenues from the sale or license of, or provision of services related to, our technology, (vii) our ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance, and (viii) our ability to generate design, engineering, or management services revenue opportunities in the hydrogen generation or fuel cell markets.

                               PROSPECTUS SUMMARY

            This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors".

                                   THE COMPANY

            We were formed as a Delaware limited liability company in 1998, organized and began operations on January 1, 1999 and converted into a Delaware corporation on April 25, 2000. We are a technology solutions company in the hydrogen-fuel generation and storage marketplace. We seek to license our proprietary technology and to provide system design, engineering and management services to governments and commercial entities.

            We have developed and are pursuing a multi-faceted patent portfolio in the United States and abroad pertaining to a proprietary process called Hydrogen on Demand (TM) that safely generates pure hydrogen or electricity from environmentally friendly raw materials. In the process, the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a catalyst releases hydrogen or produces electricity. The primary input components of the reaction are water and sodium borohydride, a derivative of borax. Borax is found in substantial natural reserves globally. Hydrogen from this system can be used to power fuel cells, as well as fed directly to internal combustion engines. We also have patented a boron-based longer-life battery.

            Our principal executive offices are located at 1 Industrial Way West, Eatontown, New Jersey 07724 and our telephone number at that location is
(732) 542-4000. Our internet address is www.millenniumcell.com. The information contained in or connected to our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

            The 3,952,513 shares of our common stock are being offered by the selling stockholders. These shares consist of the following shares:

                  -     588,790 shares of common stock.

                  - 2,973,847 shares of common stock that may be issuable upon the conversion of the convertible debentures.

                  - 389,876 shares of common stock that may be issuable upon the exercise of warrants.

            The selling stockholders are offering all of the 3,952,513 shares of our common stock being offered under this prospectus. The number of shares offered, however, includes substantially more than the number of shares currently issuable upon the conversion of the convertible debentures. We are registering more than the number of shares currently issuable under the convertible debentures pursuant to our contractual obligations with the selling stockholders. The selling stockholder may receive more shares than it is currently entitled to receive upon conversion of the unsecured convertible debentures based on the initial conversion price of $4.25 because the conversion price is subject to anti-dilution adjustments and, assuming satisfaction of numerous conditions, conversion price adjustments at the option of the Company. From time to time after the effective date of this registration statement and if certain conditions are met, the Company has the right, upon 10 trading days prior notice, to require the conversion of $300,000 and up to $2,500,000 of unsecured convertible debentures. The conversion price at the time and to the extent of the conversion will be determined based on a discount ranging from 10% to 12% of the volume weighted average closing price for the 10 trading days prior to the conversion.

            The selling stockholders pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering. Under the terms of the transactions described below, we are contractually required to register all of the shares of common stock that are described below.

                              THE PRIVATE PLACEMENT

            On October 31, 2002, we entered into a private placement transaction with the selling stockholders. In June 2002, we sold common stock and warrants at a discount to their then current market price to two investors for gross proceeds of $3,000,000 and one of those investors was committed to purchase $12 million of convertible debentures. In order to complete the SEC registration process, the issuance of the $12 million of secured convertible debentures has been replaced by the October 2002 private placement. In the October 2002 private placement, we sold 588,790 shares of common stock at a discount to the then current market price for gross proceeds of $1,000,000 and warrants to purchase 147,198 shares of common stock to the selling stockholders. In addition, as described below and subject to satisfaction of certain conditions, one of the selling stockholders is obligated to purchase the following:

      - $3.5 million principal amount of unsecured convertible debentures and warrants to acquire 242,678 shares of common stock, and

      - $8.5 million principal amount of letter of credit secured convertible debentures and warrants to acquire 589,376 shares of common stock.

            Unsecured Convertible Debentures. Upon satisfaction of certain conditions not within the control of the investor, the unsecured convertible debentures and related warrants are expected to be issued upon effectiveness of this registration statement relating to the resale of the underlying shares of common stock. The unsecured convertible debentures will be in aggregate principal amount of $3.5 million and will be due June 30, 2003, subject to six 30 day extensions. The unsecured convertible debentures are convertible to common stock at a conversion price of $4.25, subject to anti-dilution and other conversion price adjustments at the option of the Company. The unsecured convertible debentures bear interest at 4%. The Company is also permitted to issue shares of common stock to satisfy the interest obligation, if certain conditions to such issuance are satisfied. Any such shares issued would also be at a discount to the then current market price. In addition, the Company must comply with several restrictive financial covenants described below in the "Risk Factors" section of this prospectus.


            Letter of Credit Secured Convertible Debentures. Upon satisfaction of certain conditions, including receipt of shareholder approval as required by the rules of The Nasdaq Stock Market, the letter of credit secured debentures and related warrants are expected to be issued. The letter of credit secured convertible debentures will be in the aggregate principal amount of $8.5 million and will be due three years from the date of issuance. The proceeds of the letter of credit secured convertible debentures are pledged by the Company to the letter of credit bank as security. The letter of credit secured debentures are convertible to common stock at an initial conversion price of $4.25, subject to anti-dilution adjustments. The letter of credit secured debentures bear interest at the money market rate for funds on deposit at the letter of credit bank, Wachovia Bank, National Association. Common stock issuable upon conversion of the letter of credit secured convertible debentures is not now nor in the future expected to be registered for resale by the holders thereof.

            Secured convertible debentures are subject to an automatic conversion to unsecured convertible debentures under certain circumstances. More specifically, when the aggregate principal amount of unsecured convertible debentures falls below $1.0 million (a "Triggering Event"), the Company would file a new registration statement relating to the shares underlying an additional aggregate principal amount of $3 million of unsecured convertible debentures (the "A-2 Unsecured Debentures"). At the time of filing the registration statement, the debentures would be secured by a letter of credit. Upon effectiveness of such registration statement and without further action, the letter of credit would terminate and the debentures would become A-2 Unsecured Debentures. When the letter of credit terminates, the funds securing the letter of credit would be released to the Company by the letter of credit bank.

            The process would repeat itself upon the occurrence of a Triggering Event with respect to the A-2 Unsecured Debentures. At that time, the Company would file another registration statement relating to an additional $3 million aggregate principal amount of unsecured convertible debentures (the "A-3 Unsecured Debentures"). As before, at the time of filing the registration statement, the debentures would be secured by a letter of credit. When the registration statement is declared effective, the letter of credit would terminate and the letter of credit bank would release the proceeds to the Company. Similarly, a final tranche relating to the remaining $2.5 million of secured convertible debentures would automatically convert to A-4 Unsecured Debentures.

            Warrants. This prospectus also relates to the resale of an aggregate of 147,198 and 242,678 shares of common stock issuable upon exercise of warrants granted in connection with the sale of the common stock in October 2002 and to be granted in connection with the issuance of the unsecured convertible debentures, respectively. The warrants are exercisable immediately at an exercise price of $2.32 and $3.00, respectively, which may change in the future based on certain anti-dilution adjustments. In addition, the Company is obligated to grant warrants to purchase 589,376 shares of common stock in connection with the issuance of $8.5 million aggregate principal amount of letter of credit secured convertible debentures, exercisable upon issuance at an exercise price of $3.93, subject to anti-dilution adjustments. The warrants relating to the letter of credit secured debentures are expected to be the subject of a separate registration statement to be filed promptly following the shareholder meeting if shareholder approval is obtained.

            All warrants may not be exercised and all debentures may not be converted to the extent that a holder thereof would then beneficially own, together with its affiliates, more than 9.999% of our common stock then outstanding subsequent to the applicable conversion or exercise.

                                  RISK FACTORS

            An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the information in this prospectus and the additional information in our other reports on file with the Securities and Exchange Commission and the other documents incorporated by reference in this prospectus before deciding whether to invest in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY, WHICH HAS ONLY BEEN IN BUSINESS FOR A LIMITED TIME.

            We completed our initial public offering in August 2000. Due to the nature of the emerging industries in which we compete, much of our information rests on the beliefs formed by management and has not necessarily been supported by independent sources. As a result, there can be no guarantee as to the adequacy of our business plan. Due to the emerging nature of hydrogen storage and delivery technology, and fuel cell technology and alternative energy technology in general, your basis for evaluating us is limited.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT LOSSES FOR THE NEXT FEW YEARS. THERE CAN BE NO ASSURANCE THAT WE CAN ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, THAT WE CAN SUSTAIN PROFITABILITY.

            We have incurred substantial losses since we were founded and we anticipate we will continue to incur losses over the next few years. We had an accumulated deficit of approximately $50,853,805 as of September 30, 2002. Although we project to be cash flow positive in 2005, we cannot provide any assurances as to when, if ever, we will operate profitably. We expect to continue to incur net losses for the next few years as we continue to make significant investments in commercialization activities. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

WE EXPECT OUR FUTURE OPERATING RESULTS TO VARY QUARTER TO QUARTER, AND INCREASE THE LIKELIHOOD THAT WE MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS AT ANY GIVEN TIME.

            We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our stage of development, we cannot predict our future revenues or results of operations accurately. It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may decline.

WE MAY BE SUBJECT TO LITIGATION RESULTING FROM COMMON STOCK VOLATILITY, WHICH MAY RESULT IN SUBSTANTIAL COSTS AND A DIVERSION OF OUR MANAGEMENT'S ATTENTION AND RESOURCES AND COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

            The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, including:

                  - failure to meet our product development and commercialization milestones,

                  -     demand for our common stock,

                  - revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter,

                  - downward revisions in securities analysts' estimates or changes in general market conditions,

                  - technological innovations by competitors or in competing technologies,

                  -     investor perception of our industry or our prospects, or

                  -     general technology or economic trends.

            In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. As a result, we may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could have a negative effect on our business and results of operations.

WE MAY NEED FUTURE CAPITAL TO COMPLETE OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PLANS. IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY DILUTE YOUR OWNERSHIP OR RESTRICT OUR ABILITY TO RUN OUR BUSINESS.

            The company's working capital requirements continue to be significant. To date, the company has been dependent primarily on the net proceeds of its initial public offering and private placements of its equity securities. Other than the secured convertible debentures, the company currently has no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that the company's existing capital resources will be sufficient to fund the company's future operations. If additional working capital is required, it may dilute your ownership or restrict our ability to run our business.

            The company's working capital requirements depend and will continue to depend on numerous factors, including the timing of revenues, the expense involved in commercializing its products, realizing cost reductions on its technology, and the cost involved in protecting the proprietary rights of the company.

OUR FUTURE PLANS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

            We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and marketing professionals. Our future success is dependant in part on attracting and retaining qualified management and technical personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and therefore, our business, prospects, results of operations and financial condition.

WE DO NOT INTEND TO PAY ANY DIVIDENDS.

            We have not declared and paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, will be used to finance and expand our business.

WE ARE SUBJECT TO NUMEROUS CONDITIONS AND RESTRICTIONS RELATING TO OUR ABILITY TO ACCESS THE FINANCING PROGRAM CONTEMPLATED BY THE PRIVATE PLACEMENT. THE PROCEEDS OF THIS FINANCING PROGRAM MAY NOT ULTIMATELY BE AVAILABLE TO THE COMPANY.

            Letter of Credit Secured Convertible Debentures. The letter of credit secured convertible debentures, if issued, will be in aggregate principal amount of $8.5 million and will be due three years from the date of issuance. The proceeds of the letter of credit secured convertible debentures are pledged by the Company to the letter of credit bank as security. The letter of credit secured debentures are convertible to common stock at an initial conversion price of $4.25, subject to anti-dilution adjustments. The letter of credit secured debentures bear interest at the money market rate for funds on deposit at the letter of credit bank, Wachovia Bank, National Association.

            Shareholder Approval. Under the rules of the NASDAQ, shareholder approval is required for the issuance or potential issuance of shares of common stock (or securities convertible or exercisable for common stock) at a price less than the greater of book value or market value which equals 20% or more of the common stock outstanding prior to such issuance. The Company has agreed to obtain shareholder approval as required by the rules of the NASDAQ prior to the issuance of the letter of credit secured convertible debentures. If the shareholder approval is not obtained by January 31, 2002, the investor is no longer obligated to purchase the letter of credit secured debentures. The Company can not predict when, if at all, the required shareholder approval will be obtained to permit the issuance of the secured convertible debentures. If we do not obtain shareholder approval, or are not able to convert all of the letter of credit secured convertible debentures to unsecured convertible debentures and gain access to the proceeds from the letter of credit bank as described in the "Prospectus Summary - The Private Placement" section of this prospectus, we would need to raise additional capital to finance our business plan. Even if shareholder approval is obtained and access to all the proceeds is available to the Company, we many nonetheless require additional working capital if our expenses exceed budgeted levels or revenues fall short of projections.

WE MAY BE REQUIRED TO ISSUE MORE SHARES OF COMMON STOCK UPON THE CONVERSION AND EXERCISE OF THE SECURITIES ISSUED OR ISSUABLE AS PART OF THE PRIVATE PLACEMENT TRANSACTION. SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET AS A RESULT OF THIS OFFERING, AND THE PRIVATE PLACEMENT GENERALLY, COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US AND OUR STOCKHOLDERS TO SELL OUR EQUITY SECURITIES IN THE FUTURE.

            If we sell stock or stock equivalents at a price per share that is below either the then-applicable conversion price of the debentures or below the exercise price of the warrants, then the conversion or exercise price, as applicable, of the debentures and warrants may adjust downward, subject to certain enumerated exceptions. The number of additional shares of common stock to which the holders of these securities would be entitled depends on the price at which we sell our stock. Furthermore, at any time and from time to time after the effectiveness of any registration statement relating to the resale of shares for this financing program, and if certain conditions are met, we have the right, upon 10 trading days' prior notice, to require the conversion of $300,000 and up to $2,500,000 of unsecured convertible debentures. The conversion prices, at the time and to the extent of the conversion, will be determined based on a discount ranging from 4% to 12% on the volume weighted average closing price for the 10 trading days prior to the conversion. As a result of the foregoing, we may be required to issue more shares of common stock upon the conversion and exercise of the securities issued or issuable as part of the private placement transaction.

            Sales of substantial amounts of common stock in the public market as a result of this offering, and the private placement generally, could reduce the market price of our common stock and make it more difficult for us and our stockholders to sell our equity securities in the future.


            The number of shares to be registered hereby and to be registered in the future relating to the letter of credit secured convertible debentures when exchanged for unsecured debentures includes substantially more than the number of shares that the selling stockholders are currently eligible to receive upon the conversion of the convertible debentures. We are obligated to register for resale more shares than are currently issuable under all of the convertible debentures and may be obligated to register for resale in the future more shares than are currently issuable under the warrants, pursuant to contractual obligations with the selling stockholders and to ensure that a sufficient number of shares is registered in the event that exercise price or conversion price adjustments are made. If the price of our common stock decreased substantially and we sold shares at a price lower than the conversion or exercise prices of the securities issued or issuable as part of the private placement, the issuance of a greater number of shares under those securities could have an effect on the control of our company. The securities, however, cannot be converted or exercised to the extent that a selling stockholder would then own, together with its respective affiliates, more than 9.999% of the shares of common stock then outstanding subsequent to the applicable conversion or exercise.


            Although the sale of these additional shares to the public might increase the liquidity of our stockholders' investments, the increase in the number of shares available for public sale could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. In addition, to the extent other restricted shares become freely salable, whether through an effective registration statement or under Rule 144 of the Securities Act, or if, we issue additional shares that might be or become freely salable, you could expect our stock price to decrease.

FAILURE TO COMPLY WITH A NUMBER OF FINANCIAL COVENANTS RESULTS IN AN EVENT OF DEFAULT UNDER THE UNSECURED CONVERTIBLE DEBENTURES.

            At all times when unsecured convertible debentures are outstanding, the Company covenants that it will not permit its cash balance ratio to outstanding unsecured indebtedness to be less than 1.25 to 1. A failure to comply with this covenant will be an event of default and the holder has the right to require the Company to prepay 125% of the unpaid unsecured debenture and letter of credit secured convertible debentures plus accrued interest thereon. Furthermore, an event of default would result if the closing price of the Company's common stock is less than $0.75 for 20 consecutive trading days or less than $0.50 for 10 consecutive trading days. Upon the occurrence of an event of default, the holder has the right to require the Company to prepay 100% of the unpaid unsecured and letter of credit secured convertible debentures plus accrued interest thereon. The occurrence of an event of default would have a material adverse effect on the Company.

IF OUR SHARES ARE DELISTED, YOU MIGHT NOT BE ABLE TO SELL YOUR INVESTMENT IN OUR COMPANY.

            Our common stock currently is listed for trading on the Nasdaq National Market under the symbol "MCEL." Effective November 1, 2002, as a result of a change in Nasdaq's requirements, we must maintain stockholders' equity of at least $10 million, a minimum bid price of $1 and a market value of our publicly-held shares of at least $5 million, or market capitalization of at least $50 million, a minimum bid price of $3 and a market value of our publicly-held shares of at least $15 million for continued listing on the Nasdaq National Market. As of the date of this prospectus, we are not in compliance with the Nasdaq National Market continued listing requirements, as revised on November 1, 2002, because our stockholders' equity is less than $10 million. Our stockholders' equity for the fiscal quarter ended September 30, 2002 was $8,752,130. On November 25, 2002, we received written notification from Nasdaq that we do not currently satisfy the minimum $10 million stockholders' equity requirement for continued listing on the Nasdaq National Market. On December 10, 2002, we presented a compliance program to Nasdaq intended to achieve and sustain compliance with the stockholders' equity requirement for continued listing on the Nasdaq National Market. There can be no assurance that Nasdaq will approve our compliance program.

            In the event that we fail to satisfy the listing standards on a continuous basis or Nasdaq determines that our compliance program is not satisfactory, our common stock may be removed from the listing on the Nasdaq National Market. If Nasdaq delists our common stock from the Nasdaq National Market, trading of our common stock would be conducted on either the SmallCap Market, other nationally recognized markets, the over-the- counter market on the so-called "pink sheets" or, if available, NASD's "Electronic Bulletin Board." As a result, stockholders may find it more difficult to purchase and sell, or to obtain accurate quotations as to the value of, our common stock, and the trading price per share could be reduced.

IF WE ARE UNABLE TO CONTINUE TO COMPLETE PROTOTYPE DEVELOPMENT AND ENGINEERING OF COMMERCIALLY VIABLE HYDROGEN GENERATION SYSTEMS, WE WILL NOT BE ABLE TO BUILD OUR BUSINESS AS ANTICIPATED.

            We have produced and are currently demonstrating a number of test and evaluation systems and are continuing our efforts to decrease the costs of our systems' components and subsystems, improve their overall reliability and efficiency and ensure their safety. In addition, while we are conducting tests to predict the overall life of our systems, we have not yet tested our system's longevity for the useful life required for commercialization.

FAILURE TO MEET MILESTONES AND PERFORMANCE GOALS WITH POTENTIAL CUSTOMERS COULD DELAY OR IMPEDE COMMERCIALIZATION OF OUR TECHNOLOGY. POTENTIAL PURCHASERS OF OUR SYSTEMS MAY DECLINE TO PURCHASE THEM OR CHOOSE TO PURCHASE ALTERNATE TECHNOLOGIES.

            We have established product development and commercialization milestones and a timeline for achieving development goals related to our technology, design improvements and fuel cost reduction goals. Delays and missed milestones may have a material impact on our commercialization schedule. If we experience delays in meeting our development goals or our systems experience technical defects or if we are unable to meet cost or performance goals, including system efficiency, hydrogen output useful life and reliability, our commercialization schedule could be delayed. In such event, potential purchasers of our commercial systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages.

OUR HYDROGEN GENERATION SYSTEMS MAY ONLY BE COMMERCIALLY VIABLE AS A COMPONENT OF OTHER COMPANIES' PRODUCTS, AND THESE COMPANIES MAY CHOOSE NOT TO INCLUDE OUR SYSTEMS IN THEIR PRODUCTS.

            To be commercially viable, our hydrogen generation systems must be integrated into products manufactured by original equipment manufacturers, which are known as OEMs. We can offer no guarantee that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our sodium borohydride hydrogen generation systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hydrogen generation systems and our financial results.

ANY PERCEIVED PROBLEM WHILE CONDUCTING DEMONSTRATIONS OF OUR TECHNOLOGY COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS, WHICH WOULD IMPEDE THE DEVELOPMENT OF OUR BUSINESS.

            We are currently field-testing our sodium borohydride technology and we plan to conduct additional field tests in the future. Although to date we have not experienced any problems in our field-testing, these field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, involve delays and modifications. Any problem or perceived problem with our field tests could hurt our reputation and the reputation of our products.

A MASS MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

            A mass market may never develop for sodium borohydride hydrogen generation systems, or may develop more slowly than we anticipate. Fuel cells and internal combustion engines operating on hydrogen generation systems represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for these systems may be affected by many factors, some of which are beyond our control, including:

                  - the acceptance in mass markets of hydrogen as an alternative fuel source,

                  - the cost competitiveness of our hydrogen generation systems,

                  - acceptance of fuel cells as a reliable cost competitive energy source,

                  - the emergence of newer, more competitive technologies and products,

                  -     the future cost of sodium borohydride,

                  -     regulatory requirements,

                  -     consumer perceptions of the safety of our products, and

                  -     consumer reluctance to try a new product.

            If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and we may never achieve profitability.

SINCE ZERO EMISSION VEHICLE REQUIREMENTS CAN BE MET WITHOUT USING FUEL CELLS, TRANSPORTATION INDUSTRY MANUFACTURERS MAY USE OTHER TECHNOLOGIES TO MEET REGULATORY REQUIREMENTS.

            It is possible to meet the zero emission vehicle requirements imposed by California and certain northeastern states by using technologies other than our sodium borohydride hydrogen generation systems. In addition, some major transportation industry manufacturers are seeking to develop their own proprietary fuel cell systems with different hydrogen sources. We can offer no assurance that transportation industry manufacturers will use our sodium borohydride hydrogen generation technology in their vehicles to meet regulatory requirements. Their failure to do so could have a negative effect on our business and financial results.

CHANGES IN ENVIRONMENTAL POLICIES COULD RESULT IN TRANSPORTATION INDUSTRY MANUFACTURERS ABANDONING THEIR INTEREST IN FUEL CELL POWERED VEHICLES. THIS MAY SUBSTANTIALLY LESSEN THE MARKET FOR OUR PRODUCTS AND HARM THE DEVELOPMENT OF OUR BUSINESS.

            To date, the interest in fuel cell technology in the transportation industry has been driven in large part by environmental laws and regulations mainly in California and, to a lesser extent, certain northeastern states. There can be no guarantee that these laws and regulations will not change. Changes in these laws and regulations could result in transportation industry manufacturers abandoning their interest in fuel cell powered vehicles. In addition, if current laws and regulations in the United States and Europe are not kept in force or if further environmental laws and regulations are not adopted in these jurisdictions as well as in other jurisdictions, demand for vehicular fuel cells may be limited.

            Although the development of alternative energy sources, and in particular fuel cells, has been identified as a significant priority by many governments, we cannot assure you that governments will not change their priorities or that any such change would not negatively affect our business or the development of our products.

WE WILL CONTINUE TO FACE INTENSE COMPETITION FROM ENERGY TECHNOLOGY COMPANIES AND MAY BE UNABLE TO COMPETE SUCCESSFULLY.

            Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan are pursuing alternative hydrogen storage and delivery technologies. These entities, many of which have substantially greater resources than we do, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

            As more potential competitors understand the potential of fuel cells to replace existing power sources and the necessity of hydrogen to power those fuel cells, there will be increased competition in the hydrogen delivery and storage product segment. This competition will come from current storage technologies, from improvements to current storage technologies and from new alternative storage technologies. We will compete in each of our target markets based on that market's desired product characteristics, such as safety, cost, size, environmental impact, ease of use and a variety of other attributes. Depending on the specific desired attributes of each market and application, our technology may or may not be able to compete successfully.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY MAY NEGATIVELY AFFECT OUR BUSINESS.

            Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property to be used in our principal products. This may be achieved in part by prosecuting claims against others who we believe are infringing on our rights and by defending claims of intellectual property infringement by our competitors. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we could commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

                  -     pay substantial damages,

                  - cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property,

                  - expend significant resources to develop or acquire non-infringing intellectual property,

                  - discontinue processes incorporating infringing technology, or

                  -     obtain licenses to the infringing intellectual property.

            An adverse outcome as plaintiff, in addition to the costs involved, may, among other things, result in the loss of the patent in a suit by a holding of invalidity or unenforceability, significantly increase competition as a result of the holding, and require the payment of penalties resulting from counterclaims by the defendant.

            We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a negative effect on our business and financial results.

WE MAY NOT BE ABLE TO PROTECT THE RIGHTS TO OUR INTELLECTUAL PROPERTY.

            Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents that we have obtained will expire as early as 2015 and the most recently filed applications, if issued, will not expire until 2021. Some of our intellectual property is not covered by any patent or patent application. As we further develop our system and related intellectual property, we expect to seek additional patent protection. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

                  - any of the patents owned by us or other patents that other parties license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others, or

                  - any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all, or

                  - any patents owned by or licensed to us, although valid, will not be dominated by a patent or patents to others having broader claims.

            In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

            We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

            The members of our scientific advisory board are employed by entities other than us, some of which may compete with us. We have not entered into non-competition agreements with any of our scientific advisors. If any of them were to consult with or become employed by any of our competitors, our business could be negatively affected.

SODIUM BOROHYDRIDE IS CURRENTLY A SPECIALTY CHEMICAL, PRODUCED IN LIMITED QUANTITIES AND SOLD AT HIGH MARGINS. AS A RESULT, THE ENERGY PRODUCED BY OUR SYSTEMS MAY COST MORE THAN ENERGY PROVIDED THROUGH CONVENTIONAL AND ALTERNATIVE SYSTEMS. ACCORDINGLY, OUR SYSTEMS MAY BE LESS ATTRACTIVE TO POTENTIAL USERS.

            Our systems' ability to produce energy depends on the availability and pricing of sodium borohydride. Sodium borohydride is currently a specialty chemical that has limited commercial use and is not manufactured in vast quantities. There are a limited number of manufacturers of sodium borohydride located in the United States and Europe and there can be no assurance that the high cost of this specialty chemical will be reduced.

            We believe that we can compete in the portable power and micro power markets at the current price of sodium borohydride, but it will be necessary to scale-up production of the chemical to be cost competitive in the transportation markets. If market acceptance of our technology increases in the transportation, portable power and battery markets, we believe that this increase in demand for sodium borohydride will result in the need for additional global manufacturing capacity. There can be no assurance that we will be able to successfully engage other companies to increase the production of sodium borohydride to meet the required demand.

            If the price of sodium borohydride is such that the energy produced by our systems costs more than the energy provided through conventional and other alternative systems, our systems may be less attractive to potential users.

IF LOWER COST PROCESSES FOR THE MANUFACTURE OF SODIUM BOROHYDRIDE ARE NOT DEVELOPED AND DEMONSTRATED, OUR COMMERCIALIZATION PLANS IN THE TRANSPORTATION INDUSTRY MAY BE HINDERED.

            If lower cost processes for the manufacture of sodium borohydride are not developed, it may negatively affect our ability to compete in all the potential markets we intend to pursue, particularly the transportation markets. This may have an adverse effect on our growth of operations and our financial results.

WE ARE DEPENDENT ON COMPANIES OR GOVERNMENTAL AGENCIES TO DEVELOP THE INFRASTRUCTURE REQUIRED TO USE OUR TECHNOLOGIES IN CERTAIN APPLICATIONS OR MARKETS.

            Our supply chain plan is focused primarily on the global joint development and licensing of a proprietary process for the manufacture and regeneration of sodium borohydride with large, industrial partners including borate producers, industrial hydrogen providers, chemical providers, and major energy producers (including oil, gas, and electricity companies). Our success in this area is dependent on our ability to enter into partnerships or other cooperative arrangements with these companies. In addition, in the transportation markets, it will be necessary to make changes to the current fuel delivery infrastructure in order for our products to be used by consumers on a mass scale. There can be no assurance that we will be able to rely on companies and/or government agencies to make the infrastructure changes needed for our technology to be used on a mass scale in all potential markets.

ANY ACCIDENTS INVOLVING OUR PRODUCTS OR THE RAW MATERIALS USED IN OUR PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

            Sodium borohydride fuel solutions have a high pH, and may be corrosive and harmful to human skin. In powder form, it can be fatal if swallowed and may cause skin burns in contact with moist skin. The long-term health effects of the fuel have not been evaluated. If spilled in the ground or water it could adversely impact plant, marine, or animal life. Furthermore, if sodium borohydride comes into contact with water, it could generate flammable hydrogen gas. In solid form, sodium borohydride is also combustible and could produce hazardous and/or flammable decomposition products in a fire.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders.
                               SELLING STOCKHOLDER

            The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 10, 2002, and the number of shares of common stock covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of common stock and the shares of common stock issuable upon exercise of the related warrants are deemed outstanding and to be beneficially owned by the selling stockholders. However, the shares of common stock issuable upon conversion of the unsecured and letter of credit secured convertible debentures and exercise of the related warrants are not deemed outstanding or to be beneficially owned by the selling stockholder. Each selling stockholder is prohibited from acquiring shares of common stock under the debentures and the warrants (as applicable) to the extent that such acquisition would result in the selling stockholder, together with any of its respective affiliates, beneficially owning in excess of 9.999% of our common stock outstanding after such acquisition. The selling stockholders have not held any position or office and have not had any other material relationship with us or any of our affiliates within the past three years.

            We are registering more than the number of shares issuable under the unsecured convertible debentures pursuant to our contractual obligations with one of the selling stockholders to ensure that a sufficient number of shares is registered for resale. The selling stockholder may receive more shares than it is currently entitled to receive upon conversion of the unsecured convertible debentures based on the initial conversion price of $4.25 because the conversion price is subject to anti-dilution adjustments and, assuming satisfaction of numerous conditions, other conversion price adjustments at the option of the Company. From time to time after the effective date of this registration statement and if certain conditions are met, the Company has the right, upon 10 trading days prior notice, to require the conversion of $300,000 and up to $2,500,000 of unsecured convertible debentures. The conversion price at the time and to the extent of the conversion will be determined based on a discount ranging from 10% to 12% of the volume weighted average closing price for the 10 trading days prior to the conversion.

            The percentage of ownership for the selling stockholders disclosed in this table is based on 29,027,491 shares of common stock outstanding as of December 10, 2002, plus any common stock equivalents exercisable within 60 days and held by that holder. Both the number of shares listed as beneficially owned after the offering by the selling stockholders in the table and selling stockholders' percentage of share ownership after the offering are based on the assumption that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering. Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling stockholders will own upon completion of this offering.

         Information with respect to the shares of our common stock beneficially owned by the selling stockholders follows:

                                            BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                  PRIOR TO                              AFTER
                                              RESALE OF SHARES                     RESALE OF SHARES
                                              ----------------                     ----------------
                                                              Number of
                                                                Shares
                                  Number of                      Being         Number of
Name of Selling Shareholder        Shares        Percent        Offered        Shares(3)      Percent(3)
---------------------------        ------        -------        -------        ---------      ----------
Pine Ridge Financial, Inc.        592,008(1)      2.0%        3,584,519            0               0%

ZLP Master Technology
Fund, Ltd.                        412,797(2)      1.4%          367,994            0               0
---------------------------     ---------                     ---------
Total                           1,004,805                     3,952,513

-------------------
(1) Includes: (a) warrants to acquire 224,014 shares of common stock (subject to the 9.999% exercise limitation described above) acquired from us in a private placement on June 19, 2002 and (b) 294,395 shares of common stock held directly and warrants to acquire 73,599 shares of common stock (subject to the 9.999% exercise limitation described above) acquired in the private placement on October 31, 2002, and excludes 2,973,847 shares that are issuable upon conversion of the unsecured convertible debentures and 242,678 shares that are issuable upon the exercise of warrants (subject to the 9.999% conversion and exercise limitation described above).

(2) Includes: (a) warrants to acquire 44,803 shares of common stock (subject to the 9.999% exercise limitation described above) acquired from us in a private placement on June 19, 2002 and (b) 294,395 shares of common stock held directly and warrants to acquire 73,599 shares of common stock (subject to the 9.999% exercise limitation described above) acquired in the private placement on October 31, 2002.

(3) Assuming resale of all shares offered hereunder.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-        privately negotiated transactions;

-        short sales;

- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

-        a combination of any such methods of sale; and

-        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock, convertible debentures or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., Newark, New Jersey.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the resale of shares of common stock. This prospectus is part of the registration statement. As allowed by the SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus and information we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

         The documents that we are incorporating by reference are:

         -        Our Annual Report on Form 10-K for the year ended December 31,
                  2001;


         - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002;

         - Our Current Reports on Form 8-K filed with the SEC on June 26, November 5 and December 13, 2002;

         - The description of our common stock that is contained in our Registration Statement on Form S-1 filed with the SEC on January 9, 2001.

         Any document which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

         If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address requests for documents to Norman R. Harpster, Jr., Chief Financial Officer, Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724.

         You can inspect and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the public reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's Internet site located at www.sec.gov.

                                   [MILLENNIUM

                                      CELL

                                      LOGO]



                        3,952,513 SHARES OF COMMON STOCK



                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses payable by the registrant in connection with the sale of the common stock being registered.

SEC registration fee .......                $687
Legal fees and expenses ....                $50,000
Accounting fees and expenses                $25,000
Printing expenses ..........                $5,000
Miscellaneous ..............                $4,313
                                            -------
Total ......................                $85,000

         The selling stockholders described in the prospectus included herewith will not pay any of the expenses of this offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with Section 145 of the Delaware General Corporation Law,
Article 11 of our certificate of incorporation provides that no director of the company shall be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

         Article V of our by-laws provides for indemnification by the company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS

The exhibits filed as part of this registration statement are as follows:

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------


4.7      Form of Closing Warrant.(2)

4.8      Form of First Warrant.(2)

4.9      Form of Second Warrant.(2)

4.10     Form of Unsecured Convertible Debenture.(2)

4.11     Form of Exchange Convertible Debenture.(2)

4.12     Form of Secured Convertible Debenture.(2)


5.1      Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.(2)


10.16 Securities Purchase Agreement dated as of October 31, 2002 among the Company and the Purchasers.(2)

10.17 Registration Rights Agreement dated as of October 31, 2002 among the Company and the Purchasers.(2)

23.1 Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. (included in its opinion filed as Exhibit 5.1 hereto).(2)


23.2     Consent of Ernst & Young, L.L.P.(1)


24.1     Powers of Attorney.(2)


---------
(1) Filed herewith.

(2) Previously filed.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eatontown, state of New Jersey, on December 17, 2002.


                                             MILLENNIUM CELL INC.
                                             By:  /s/  Stephen S. Tang
                                             -----------------------------------
                                             Name:   Stephen S. Tang
                                             Title:  Chief Executive Officer and
                                                     President



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                       TITLE                                     DATE
           ---------                       -----                                     ----
                                    Chief Executive Officer,                         December 17, 2002
/s/ Stephen S. Tang                 President and Director
--------------------------------    (Principal Executive Officer)
Stephen S. Tang

                                    Chief Financial Officer and                      December 17, 2002
                                    Vice President, Finance &
/s/ Norman R. Harpster, Jr.         International Business Management
--------------------------------    (Principal Financial and Accounting Officer)
Norman R. Harpster, Jr.


--------------------------------     Director                                        December __, 2002
Steven C. Amendola



/s/ G. Chris Andersen*
--------------------------------    Director                                         December 17, 2002
G. Chris Andersen


/s/  Kenneth R. Baker*
--------------------------------    Director                                         December 17, 2002
Kenneth R. Baker


/s/   William H. Fike*
--------------------------------    Director                                         December 17, 2002
William H. Fike


/s/ Alexander MacLachlan*
--------------------------------    Director                                         December 17, 2002
Alexander MacLachlan


/s/ Zoltan Merszei*
--------------------------------    Director                                         December 17, 2002
Zoltan Merszei


/s/  H. David Ramm*
--------------------------------    Director                                         December 17, 2002
H. David Ramm


/s/ James L. Rawlings*
--------------------------------    Director                                         December 17, 2002
James L. Rawlings


*By:  /s/ Stephen S. Tang
------------------------
Stephen S. Tang as Attorney-in-Fact
pursuant to Powers of Attorney
filed previously as Exhibit 24.1.

                                EXHIBIT INDEX
                                -------------






EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

4.7      Form of Closing Warrant.(2)

4.8      Form of First Warrant.(2)

4.9      Form of Second Warrant.(2)

4.10     Form of Unsecured Convertible Debenture.(2)

4.11     Form of Exchange Convertible Debenture.(2)

4.12     Form of Secured Convertible Debenture.(2)

5.1      Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.(2)

10.16 Securities Purchase Agreement dated as of October 31, 2002 among the Company and the Purchasers.(2)

10.17 Registration Rights Agreement dated as of October 31, 2002 among the Company and the Purchasers.(2)

23.1 Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. (included in its opinion filed as Exhibit 5.1 hereto).(2)

23.2     Consent of Ernst & Young, L.L.P.(1)

24.1     Powers of Attorney.(2)

---------
(1) Filed herewith.
(2) Previously filed.